Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 3
to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

LYNROCK LAKE LP
(On Behalf of Lynrock Lake Master Fund LP)

Sale of Ordinary Shares	(19,623)	13.1351	07/28/2026
Purchase of Ordinary Shares	40,000	10.3192	08/12/2026
Purchase of Ordinary Shares	1,922	10.1502	08/12/2026
Purchase of Ordinary Shares	24,405	10.1449	08/13/2026
Purchase of Ordinary Shares	87	10.1600	08/14/2026
Purchase of Ordinary Shares	100	10.1600	08/18/2026
Purchase of Ordinary Shares	2,671	10.1573	08/19/2026
Purchase of Ordinary Shares	79,444	10.1908	08/19/2026
Purchase of Ordinary Shares	19,503	10.1857	08/20/2026
Purchase of Ordinary Shares	1,517	10.1457	08/20/2026
Purchase of Ordinary Shares	100	10.2000	08/21/2026
Purchase of Ordinary Shares	300	10.1600	08/21/2026
Purchase of Ordinary Shares	795	10.1532	08/24/2026
Purchase of Ordinary Shares	873	10.1805	08/24/2026
Purchase of Ordinary Shares	80	10.1950	08/25/2026
Purchase of Ordinary Shares	6,152	10.1520	08/25/2026
Purchase of Ordinary Shares	200	10.1600	08/26/2026
Purchase of Ordinary Shares	66	10.1500	08/31/2026
Purchase of Ordinary Shares	21,785	10.0230	09/01/2026
Purchase of Ordinary Shares	47,263	10.0287	09/02/2026
Purchase of Ordinary Shares	82,751	10.0562	09/09/2026